Exhibit 10.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

DATED 24 MARCH 2010

ARQIVA LIMITED         (1)

AND

SATELLITE TELEVISION INTERNATIONAL B.V. (2)

AGREEMENT FOR THE PROVISION OF CONNECTIVITY, UPLINKING AND SATELLITE SERVICES ON HOTBIRD

ARQIVA LIMITED
Crawley Court
Winchester
Hampshire
SO21 2QA

THIS AGREEMENT is made on the 24th day of March 2010

BETWEEN

(1)	ARQIVA LIMITED (registered in England under number 02487597) whose registered office address is at Crawley Court, Winchester, Hampshire SO21 2QA (“Company”);

AND

(2)
SATELLITE TELEVISION INTERNATIONAL B.V. whose registered office is at Africa Building, Hoogoorddreef 9, 1101 BA Amsterdam, The Netherlands (registered in the Netherlands under number 34157076) (“Customer”) together (the “Parties”).

RECITALS

(A)	The Company is in the business of providing certain satellite and terrestrial services to its customers.

(B)
The Customer wishes to engage the Company to supply and the Company has agreed to supply certain satellite services (the “Services”) to the Customer on the terms and subject to the conditions of this Agreement.

(C)
The Services that the Company shall provide to the Customer shall include, terrestrial connectivity, MPEG-2/DVB multiplexing, and the provision of uplink facilities and access to Digital Capacity on the Satellite specified in this Agreement.

(D)	The Company will procure the Digital Capacity required to provide the Services from the Satellite Provider on the terms and subject to the conditions of the Supply Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

In this Agreement unless the context requires otherwise the following terms shall have the following meanings:

“Affiliate”
means with respect to one of the Parties, a person or entity that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with that Party; provided that for the purpose of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a person or entity through the ownership of voting securities or otherwise;

“Agreement”	means this agreement together with the

Schedules and any appendices as any of the same may be amended from time to time.

“Business Hours”	means 09.00 until 17.30 hours local time at the relevant location on any Working Day.

“Channel”	means the Customer’s television channel currently known as Private Spice or such other name as the Customer may from time to time determine.

“Commencement Date”	means the date upon which this Agreement is executed by the Company having previously been executed by the Customer.

“Commissariaat Voor De Media”
means the Commissariaat Voor De Media or any replacement or successor body in the Netherlands and references in this Agreement to Commissariaat Voor De Media shall include references to that replacement or successor body.

“Company Equipment”	means any Equipment which is not Customer Equipment that is provided and used by the Company to provide the Service detailed in this Agreement.

“Connectivity”	means any circuit required to transfer the Content from the Interface Point to the transmission facilities at the Uplink Site.

“Content”	means the material comprised in the Channel provided by the Customer for conveyance by the Service.

“Customer Equipment”	means any equipment provided by the Customer to the Company to enable it to provide the Services.

“Digital Capacity”	means the digital satellite capacity to be used by the Company to provide the Service, as defined in Paragraph 1.2 of Schedule One.

‘Interface Point’	means the point at which the Content will be made available to the Company, as specified in the Interface Specification.

“Interface Specification”	means the technical specifications set out in Schedule Five defining the interface at which the Content will be made available to the Company.

“MCR”	means the Company's Master Control

Room, located at the Uplink Site.

“Satellite”	means the satellite specified in Schedule Six on which the Digital Capacity is provided, or such other Satellite as the Company may use to provide the Services in accordance with Clause 4.2.

“Satellite Provider”	means the party which is detailed in Schedule Six from which the Company procures the Digital Capacity.

“Service”	means the services described in Schedule One which the Company will provide to the Customer on the terms and subject to the conditions of this Agreement.

“Service Charges”	means the service charges to be paid by the Customer for the Service in accordance with the payment terms set out in Clause 6 in the amounts set out in Schedule Two.

“Service Credits”	means the service credits which the Customer may claim for Service Interruptions as detailed in Clause 8.1.

“Service Description”	means the service description set out in Schedule One which describes the Service that the Company will provide to the Customer.

“Service Interruption”	means a service interruption as described in Clause 8.1 which may entitle the Customer to claim Service Credits.

“Service Commencement Date”	means the date on which carriage of the Channel and provision of the Service commences, as specified in Schedule One.

“Service Period”	means the period commencing on the Service Commencement Date and ending on the Service Termination Date.

“Service Termination Date”	means the date on which the carriage of the Channel and provision of the Service ceases, as specified in Schedule One.

“Supply Agreement”	means the agreement between the Company and the Satellite Provider under which the Company procures the Digital Capacity.

“Term”	means the duration of this Agreement which commences on the Commencement Date or the Services Commencement Date if earlier and terminates on the Service Termination Date.

“Territory”	means the territory in which the Customer delivers the Channels to end users which are located within the footprint of and subject to the parameters of the Satellite.

“Transponder”	means the Transponder on the Satellite specified in Schedule Six as varied from time to time pursuant to Clause 4.2.

“Uplink Site”	means the Company’s Teleports at Chalfont Grove, Bedford, Winchester or such other teleport which the Company may use to provide the Service pursuant to Clause 4.3.

“Working Day”	means any day Monday to Friday except for bank and public holidays in England and Wales

“Year”	means each complete period of twelve (12) calendar months, commencing with the Service Commencement Date.

1.2
Except where the context otherwise requires words denoting the singular include the plural and vice versa, and words denoting any gender include all genders and words denoting persons include natural persons, firms and corporations and vice versa. This Agreement includes the Schedules attached hereto.

1.3	References in this Agreement to Clauses and Schedules shall unless otherwise provided be references to the Clauses and Schedules of this Agreement.

1.4	Headings are included in this Agreement for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.5
A reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or instrument as amended by any subsequent statute, enactment, order, regulation or instrument or as contained in any subsequent re-enactment of it.

1.6
Except where the context otherwise requires terms and expressions used in this Agreement shall have the same meaning as is commonly ascribed to them in the Broadcasting, Telecommunications and IT industries.

1.7
Any phrase introduced by the word “including”, “include” or any similar expression shall be construed as illustrative and the words following any such word shall not limit the sense of the words preceding such words.

1.8	In the event and to the extent only of any conflict or inconsistency between the Clauses of this Agreement and the Schedules, the Clauses of this Agreement shall prevail.

2.	PURPOSE AND DURATION

2.1	This Agreement shall become effective on and from the Commencement Date and, subject to the early termination provisions set out in Clause 12, shall continue until the end of the Service Period.

2.2
In consideration of the Customer paying the Service Charges to the Company in the amounts and in the manner specified hereunder the Company will provide the Service to the Customer on the terms and subject to the conditions of this Agreement during the Term.

3.	THE PARTIES’ OBLIGATIONS

3.1	The Company’s Obligations:

3.1.1
For the duration of the Service Period, the Company shall provide the Service to the Customer in accordance with the Service Description set out in Schedule One, on the terms and subject to the conditions of this Agreement.

3.1.2	The Company will procure, install and maintain the Company Equipment at the Uplink Site in order to perform the Services. The Company Equipment shall remain the property of the Company.

3.1.3	The Company shall procure the supply of the Digital Capacity from the Satellite Provider for use in the provision of the Service.

3.1.4
Subject to the Customer complying with all of its obligations under Clause 3.2.3 in accordance with the required timescale, the Company shall install and operate any Customer Equipment so that it is available for use in the provision of the Service from the Service Commencement Date.

3.1.5
The Company shall obtain and maintain any necessary licence or permission to provide the Service under the Wireless Telegraphy Act 2006 or any successor legislation and all other licenses, consents, or approvals necessary to perform its obligations hereunder, save only to the extent that the Customer is expressly obliged to procure the same pursuant to the terms of this Agreement or by law.

3.1.6	For the avoidance of doubt, the Service does not include and the Company shall not provide installation, commissioning or maintenance of the digital satellite receivers (or “digiboxes”) for end users.

3.2	Customer Obligations

3.2.1
The Customer shall obtain and maintain any necessary licences that may be required in respect of the transmission or carriage of the Content using the Service, including but not limited to any licence required to be issued by the  Commissariaat Voor De Media or any relevant regulatory body within the Territory, or required under the Broadcasting Acts 1990 and 1996 or under any legislation which is applicable within the Territory.

3.2.2
The Customer will supply or procure the supply of all Customer Equipment in accordance with the required timescales to enable the Company to provide the Service on and from the intended Service Commencement Date.  The Customer shall ensure that the Customer Equipment shall comply with the requirements set out in Schedule Three so as to enable the Company to carry out its obligations pursuant to Clause 3.1.  The Company shall operate the Customer Equipment in accordance with operational procedures agreed with the Customer subject to the Customer providing appropriate training for the Company at the Customer’s cost.

3.2.3
In relation to monitoring of the encrypted services the Customer will ensure that any viewing cards forming part of the Customer Equipment are authorised prior to the Service Commencement Date and continue to be authorised for the duration of the Service Period.

3.2.4	The Customer shall use the Service only for the purpose of distributing the Channel in digitally compressed form for reception within the Territory.

3.2.5	The Customer shall pay the Service Charges for the duration of the Service Period in accordance with the provisions of Clause 6 in the amount specified in Schedule Two.

3.2.6
The Customer shall provide such information as the Company and/or the Satellite Provider shall require to enable it to provide the Service in a timely manner and shall ensure that any such information is accurate, complete and up to date.

3.2.7
If and to the extent that the Customer has to attend the Uplink Site or any other premises owned by the Company or any of its subcontractors the Customer will comply with all and any reasonable policies and procedures of which it is given notice including but not limited to those policies and procedures relating to health and safety, access and security.

3.2.8
The Customer shall take out and maintain for the duration of this Agreement appropriate insurance against all risks in relation to the Customer Equipment and shall provide a copy of the cover note and evidence that the last premium has been paid to the Company upon request and shall comply with its obligations stated in Schedule Three in relation to the Customer Equipment.

3.2.9	The Customer shall present the signals which are to be transmitted to the Company as specified in Schedule Five.

3.3	The Company’s Rights

3.3.1
The Company may provide the Service by any particular technical or operational means and/or change the technical or operational means by which it provides the Service at any time during the Service Period provided that any such change does not have a material adverse effect on the provision of the Service which the Company shall continue to provide in accordance with the Service Description set out in Schedule One.

3.3.2
If the Customer is overdue with any payment then, without prejudice to any other right or remedy available to the Company and subject in any event to fourteen (14) days prior written notification by the Company to the Customer of its intention to exercise the rights set out in this Clause, the Company reserves the right to exercise a lien over any Customer Equipment which is at the Uplink Site until the Customer has made such overdue payment in full without settlement or deduction.  For the avoidance of doubt the exercise of any such lien shall not affect the Customer’s obligation to pay any amounts due under this Agreement.

4.	PROVISION OF THE SERVICE

4.1	Commencement of the Service

4.1.1
Without prejudice to the Customer’s obligation to pay the Service Charges from the Service Commencement Date, the Company shall not be obliged to commence provision of the Service for so long as any of the following circumstances exist:

(i)	a material breach by the Customer of any of its obligations under this Agreement; or

(ii)
the failure or unavailability of any satellites, transponders, facilities, services or systems not supplied by the Company under this Agreement, provided that such failure or unavailability is not directly caused by any failure by the Company to carry out any of its obligations pursuant to this Agreement; or

(iii)	a request in writing from the Customer to delay commencement of the provision of the Services; or

(iv)	the suspension of the Service in accordance with Clause 4.5 of this Agreement.

4.1.2
For the avoidance of doubt and without prejudice to the Customer’s obligation to pay the Service Charges the Company shall not commence provision of the Service until the Customer has met all applicable payment obligations in accordance with Clause 6 and Schedule Two.

4.2	Changes to the Satellite and Transponder

4.2.1
The Parties acknowledge that the Satellite on which the Digital Capacity is made available may be changed by the Satellite Provider to another Satellite at the same orbital slot from time to time, and in such event the Company undertakes to use its reasonable endeavours to minimise any disruption to the Service.

4.2.2
The Parties acknowledge that the Transponder on which the Digital Capacity is made available may be changed by the Satellite Provider to another Transponder on the Satellite from time to time, and in such event the Company undertakes to use its reasonable endeavours to minimise any disruption to the Service.

4.2.3
The Company may change the Satellite and/or Transponder on which the Digital Capacity is provided to any Satellite or Transponder providing reception in the Territory at any time, provided that any such change does not have a material adverse effect on the provision of the Service which the Company shall continue to provide in accordance with the Service Description set out in Schedule One.

4.2.4
In the event that the Satellite Provider changes the Satellite and/or the Transponder in accordance with Clause 4.2.1 or 4.2.2 the Company shall not in any event be held liable for any loss or damage arising out of or caused by such variation unless and to the extent that the Company can recover compensation for such loss or damage from the Satellite provider.  The

Company shall pay any compensation recovered from the Satellite Provider to the Customer as soon as reasonably practicable after the Company receives any such compensation.

4.2.5	The Company shall give the Customer as much notice as possible of any changes to be made in accordance with this Clause 4.2.

4.3	Changes to the Service

4.3.1
The Company may change the Uplink Site to any other teleport at any time, provided that any such change shall not have a material adverse effect on the provision of the Service which the Company shall continue to provide in accordance with the Service Description set out in Schedule One.

4.3.2
The Company agrees to use all reasonable endeavours to provide to the Customer such further services as the Customer may reasonably request from time to time during the Term provided that all requests from the Customer for services additional to the Service or requests for a change to the Service requested by the Customer (a “Change”) shall be made in accordance with the following procedure:

(i)
The Customer will provide the Company with a written request detailing the precise scope of the Change required and the person within the Customer’s undertaking to whom all correspondence in respect of the Change must be addressed (the "Change Representative").

(ii)
The Company will provide the Change Representative with a written report on the proposed Change which will cover feasibility, impact on any time or other schedules contained or referred to in this Agreement, the Clauses, the Schedules, resource requirements and/or any cost effects (the “Change Report”).

(iii)
The Change Representative will consider the Change Report and will notify the Company in writing, within ten (10) Working Days of receipt of the Change Report of the Customer’s decision whether or not to request the Company to proceed with the Change.

(iv)
If the Parties agree that the proposed Change is acceptable the Parties shall use their reasonable endeavours to carry out the Change.  In the event that either party decides not to proceed, it will give written notice of its decision to the other party within fifteen (15) Working Days following consideration of the Change Report.

(v)
The Company reserves the right to charge reasonable costs for preparing the Change Report at a rate to be agreed between the Parties in the event that the Customer submits more than six (6) Change Requests in any Year.

4.3.3	The Company may propose a Change in accordance with the procedure detailed in Clause 4.3.2 above adapted mutatis mutandis to refer to the Company in place of the Customer save that:

(i)	The Company will provide the Customer with both a Change Request and Change Report.

(ii)	The Customer will consider the Change Request and Change Report and will notify the Company in writing within ten (10) Working Days of receipt of the Change Report of the Customer’s decision whether or not it agrees to the Change.

(iii)	If the Parties agree the proposed Change is acceptable the Parties shall use their reasonable endeavours to carry out the Change.

4.3.4	No additions, modifications or alterations to the Service will be valid unless such modifications or alterations are in writing and signed by a duly authorised representative of each party.

4.4           Use of the Service

4.4.1
The Customer will ensure that the Service is used in accordance with such reasonable operating instructions as may be notified in writing or orally (and subsequently confirmed in writing) to the Customer by the Company from time to time and in accordance with all applicable laws and regulations.

4.4.2	The Service shall only be used by the Customer for the purposes set out in this Agreement.

4.5           Suspension of the Service

4.5.1	The Company may suspend the Service immediately if and for so long as:

(i)
the Customer has failed to pay the Company any Service Charge or any other sum due under this Agreement in full without set off or deduction by its due payment date and such default has not been remedied within ten (10) days of the date of issue of a written notice from the Company requesting immediate payment of the overdue amount; or

(ii)
the Customer is in material breach of any of its obligations under this Agreement and has failed to remedy such breach within  fourteen (14) days of the date of issue of a written notice from the Company stating the breach and the remedy required; or

(iii)	the Customer is in breach of its obligations under Clause 9.2; or

(iv)	the Company is required or requested to cease or suspend provision of the Service by the Satellite Provider; or

(v)
the Company is obliged to comply with an order, regulation, instruction or request of the Government of the United Kingdom or an agency thereof, an emergency services organisation, or other competent international satellite organisation or administrative authority which necessitates such suspension; or

(vi)	the Company is reasonably of the opinion that any act or default of the Customer or its agents is likely to cause damage to the Uplink Site the Satellite or any other use of the Satellite.

4.5.2
For the avoidance of doubt, the Customer shall continue to be liable to pay the Service Charges during any period during which the Company has suspended the provision of the Service pursuant to this Clause 4.5.1. If the Company exercises its rights of suspension pursuant to this Clause 4.5.1, it will not operate as a waiver of any right that either party is entitled to under this Agreement or by law.

4.5.3
If and to the extent that the Company exercises its right of suspension under Clause 4.5.1 above this will not exclude the Company’s right to terminate this Agreement in accordance with its terms in respect of a breach which has not been remedied or any other event, nor will it prevent the Company from claiming damages from the Customer for breach of this Agreement.

4.6           Planned Interruptions

4.6.1
The Company provides equipment and operational systems to industry standard levels of redundancy and contingency.  However during the Service Period occasional interruptions of Service to the Customer may be required for repairs to or maintenance, testing or improvement of the systems operated by the Company and/or the Satellite Provider (“Planned Interruptions”).  The Company shall, wherever possible give the Customer at least forty eight (48) hours notice of any such Planned Interruption and shall use its reasonable endeavours to minimise any disruption of the Service.

4.6.2
The Company shall not in any event be held liable for any loss or damage arising out of or caused by any Planned Interruptions caused or requested by the Satellite Provider unless and to the extent that the Company can recover compensation for such loss or damage from the Satellite Provider.  The Company shall pay any compensation recovered from the Satellite Provider to the Customer as soon as reasonably practicable after the Company receives any such compensation.

5.	INTELLECTUAL PROPERTY RIGHTS AND INDEMNITY

5.1
If in the course of or as a result of the Company providing the Service to the Customer any of the Company’s employees or agents create any document or other material protected by copyright or other intellectual property right (for example a breakdown slate) (the “Created Works”), it is agreed that all legal and beneficial rights in the Created Works will vest in and be owned by the Company, and Customer will have no rights in it beyond a non-exclusive licence to make copies for internal use of any document (but not other material) for the purpose of receiving the Services for the Term.  The Customer and the Company (e.g. regarding grant of licence) will duly execute any assignment or other instrument, which may be necessary to give effect to this provision.  However, should the Company create any promotional showreel using any materials provided by Customer, the copyright in those materials will remain with the Customer and the Company will seek the Customer’s permission in order to use and broadcast the materials in their promotional showreel.

5.2
The Company shall indemnify the Customer and hold the Customer harmless against all claims liabilities, actions, losses judgments, payments made in settlement, costs (including legal fees) proceedings, and demands of claims from third parties arising from infringement (or alleged infringement) of any patent, design or copyright or other intellectual property right enforceable in the United Kingdom or any other place, arising out of the Created Works or the Company’s use of the Company Equipment to provide the Services.

5.3
The Customer shall notify the Company promptly in writing of any allegation of infringement and any claim (actual or threatened) or action which may give rise to the Company’s obligation to indemnify the Customer.  The Customer shall not make any admission relating to the allegation and shall not settle any such claim or action without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.  The Customer shall allow the Company to conduct all negotiations and proceedings and at the Company’s cost give the Company all reasonable assistance and information in the defence of any such allegation claim or action.

5.4
If at any time an allegation of infringement of patent, design, or copyright is made, the Company may at its own expense modify the DVB Uplink Equipment supplied by the Company so as to avoid the infringement or may replace such items with non-infringing equipment, provided that such replacement items do not prevent the Customer from receiving the signal or receiving the Services.

5.5
The Company shall not acquire or be deemed to acquire any legal or beneficial right in the Content due to or arising out of its provision of the Service pursuant to this Agreement. The Customer shall indemnify the Company and the Satellite Provider and hold the Company and the Satellite Provider harmless against all claims liabilities, actions, losses judgments, payments made in settlement, costs (including legal fees) proceedings and demands of claims from third parties including the Company’s other customers arising from infringement (or alleged infringement) of any patent, design or copyright or other intellectual property right enforceable in the United Kingdom or any other place, by reason of the Company’s use or possession of the Customer Equipment and/or the use, storage or transmission of the Content.

5.6
The Customer shall indemnify the Company and its Affiliates and hold the Company and its Affiliates harmless from and against any claims incurred by the Company and its Affiliates resulting from or arising out of any material breach by the Customer of the Customer’s obligations in Clause 3 or any breach of the warranties in Clause 9 of this Agreement and further in the event that the use or installation of the Customer Equipment at the Uplink Site causes loss or damage to the Company’s property, or the Company’s Equipment or any of the Company’s customers’ equipment the Customer shall fully indemnify the Company and/or its customer as the case may be in relation to such loss or damage.

5.7
The Company shall notify the Customer promptly in writing of any allegation of infringement and any claim (actual or threatened) or action which may give rise to the Customer's obligation to indemnify the Company.  The Company shall not make any admission relating to the allegation and shall not settle any such claim or action without the prior written consent of the Customer, which consent shall not be unreasonably withheld or delayed.  The Company shall allow the Customer to conduct all negotiations and proceedings and at the Customer’s cost give the Customer all reasonable assistance and information in the defence of any such allegation claim or action.

5.8
If at any time an allegation of infringement of patent, design, or copyright is made, the Customer may at its own expense modify the Customer Equipment so as to avoid the infringement or may replace such items with non-infringing equipment.

5.9	The indemnity in Clause 5.2 does not apply to the extent that infringement is caused by the Customer’s use of the Service for a purpose not permitted by this Agreement  with other apparatus not supplied by the Customer.

5.10	The indemnification obligations stated in this Clause 5 shall survive termination of this Agreement.

6.	SERVICE CHARGES AND PAYMENT

6.1	The Customer shall pay the Service Charges at the rates, times and frequencies and in the currency as specified in Schedule Two in the manner specified in this Clause 6.

6.2
All Service Charges due under this Agreement shall be payable within fourteen (14) days of the date of the relevant invoice (the “Due Date”) and will be paid in full without any set-off, deduction or withholding of any kind.  The Company may charge daily interest on any outstanding amounts from the Due Date until payment is received in full at a rate equal to 2% per cent per annum above the base rate of National Westminster Bank Plc as current from time to time whether before or after judgment.  In addition the Company may suspend the Service until all Service Charges have been paid in full pursuant to Clause 4.5.1.

6.3	The Company will not charge interest pursuant to Clause 6.2 above on an invoiced amount if the Customer disputes an invoice in good faith provided that the Customer does all of the following:

(a)	pays all undisputed amounts on the invoice when they are otherwise due; and

(b)	notifies the Company in writing that the invoice is under dispute stating the reason and the amount which is disputed prior to the date when payment would otherwise be due; and

(c)	co-operates with the Company to promptly resolve the dispute; and

(d)	pays the agreed upon portion of the disputed amount within ten (10) days of resolution of the dispute.

6.4	All Service Charges are exclusive of Value Added Tax and any other applicable taxes which may from time to time be levied at the rates and in the manner specified by prevailing legislation.

6.5
The Company may set off sums due from the Company to the Customer under any agreement (without prejudice to any other rights or remedies) against sums due from the Customer to the Company under this Agreement or any other agreement.

7.	SERVICE CREDITS

7.1
The Customer shall be entitled to claim Service Credits in accordance with this Clause 7 for any period of time during the Service Period during which there is a Service Interruption as defined in Clause 8.

7.2	The period of time for which the Customer shall be entitled to claim Service Credits under this Clause 7 shall be equal to the duration of the Service Interruption.

7.3	The Customer’s entitlement to Service Credits shall be calculated by multiplying the effective hourly rate of Service Charge by the aggregate number of hours (or parts thereof) of Service Interruptions occurring during the relevant month.

7.4
The Company shall give the Customer an allowance equal to the appropriate Service Credit calculated in accordance with Clause 7.3 above against the Service Charges which would have otherwise been due from the Customer for the future use of the Service or a cash refund equal to the appropriate Service Credit if and to the extent that Service Charges due under this Agreement for such future use of the Service are less than the amount of the Service Credit due.

7.5	For the purpose of calculating the aggregate monthly duration of Service Interruptions only those Service Interruptions notified by and agreed with the Company shall be applicable.

8.	SERVICE INTERRUPTIONS

8.1	For the purposes of this Agreement, a “Service Interruption” shall be deemed to have occurred in the event of any of the following:

(i)	loss of vision signals; or

(ii)	loss of audio signal; or

(iii)	degradation in quality of either of the above such that in the reasonable opinion of both Parties, the quality no longer meets the standards normally expected for a service of this type;

provided always that the Service Interruption exists for at least the period specified below:

(i)	a single Service Interruption exists for more than ten (10) minutes; or

(ii)	the aggregate of all Service Interruptions of less than ten (10) minutes but more than two (2) minutes exceeds thirty (30) minutes in any month; or

(iii)	six (6) or more Service Interruptions of less than two (2) minutes occur in a ten (10) minute period.

8.2           Duration of Service Interruption

8.2.1	The duration of a Service Interruption shall be calculated as follows:

(i)	the Service Interruption shall begin from the time at which according to the Company operational log such interruption commenced; and

(ii)	the Service Interruption shall end when the Service has been restored and the Company so notifies the Customer.

8.2.2	For the purposes of calculating the Customer’s entitlement to claim Service Credits for Service Interruptions the following shall apply:

(i)
where the duration of a single Service Interruption is fifteen (15) minutes or greater, then the duration of the Service Interruption in respect of which the Customer may claim Service Credits shall equal the duration of the Service Interruption;

(ii)	where a number of Service Interruptions of between two (2) and fifteen (15) minutes are aggregated so as to constitute a Service Interruption, then the duration of the Service Interruption in respect of which the Customer may claim Service Credits shall equal the aggregated duration of all such Service Interruptions;

(iii)
where six (6) or more Service Interruptions each of less than two (2) minutes duration occur within a fifteen (15) minute period so as to  constitute a Service Interruption, then the duration of the Service Interruption in respect of which the Customer may claim Service Credits shall be measured from the commencement of the first such Service Interruption until the end of the last Service Interruption.

8.3           Exclusions

8.3.1
Interruptions to the Service which occur due to any of the reasons set out below shall not constitute Service Interruptions and accordingly the duration of any such interruptions shall be discounted from any calculations regarding the availability of the Service and the Company shall have no liability to pay and the Customer shall not be entitled to claim Service Credits for any interruptions which do not constitute Service Interruptions:

(i)
the failure or unavailability of any satellites, transponders, facilities, services or systems not supplied by the Company, provided that such failure or unavailability is not caused by any act or omission by the Company; or

(ii)	the Satellite Provider revoking any necessary approval for the provision of the Service or suspending the service due to circumstances not caused by any act or omission of the Company; or

(iii)	the Satellite Provider suspending the Digital Capacity for routine testing, repair or maintenance of the Satellite; or

(iv)	suspensions of the Service pursuant to Clause 4.5; or

(v)	any termination of the Service pursuant to Clause 12 or otherwise not caused by any act or omission of the Company; or

(vi)	any failure due to breach or omission by the Customer of its obligations under this Agreement; or

(vii)
Planned Interruptions to the Service in accordance with Clause 4.6 up to a maximum of one (1) hour per Year, any Planned Interruptions greater than one (1) hour per Year shall be credit events for the purpose of Clause 7 save for those Planned Interruptions caused by the Satellite Provider; or

(vii)	any failure due to termination or suspension of the Supply Agreement not caused by any act or omission of the Company; or

(viii)	any failure due to force majeure as described in Clause 16.

8.4
Without prejudice to the provisions of Clause 4.5 (suspension) the Company’s liability for Service Interruptions shall be limited exclusively to granting Service Credits or repayments as provided in Clause 7.

9	WARRANTIES

9.1	The Company warrants and undertakes to the Customer that for the duration of the Service Period, it shall:

(i)	comply with all instructions issued by the Satellite Provider that relate to the performance of the Service; and

(ii)	provide the Service with reasonable skill and care.

9.2	The Customer warrants and undertakes to the Company that for the duration of the Service Period:

(i)	it has the right to transmit the Content within the Territory; and

(ii)	the transmission of the Service and the Content within the Territory will not infringe the intellectual property rights or any other proprietary rights of any third party; and

(iii)	it shall not include in the Content any material which causes a breach of the rules of the Commissariaat Voor De Media or any relevant regulatory body within the Territory

(iv)
it shall make the Company aware of any notices it receives from any other party including but not limited to the Commissariaat Voor De Media or any relevant regulatory body within the Territory in respect of a revocation of the licences held by Customer in respect of the Channel as soon as reasonably practicable following its receipt of such notice.

9.3	The Company and the Customer each represents and warrants to the other that:

(i)	it has the right, power and authority to enter into and perform its obligations under this Agreement; and

(ii)
it has full capacity and authority and has obtained all necessary consents (including but not limited to, where its procedures so require, the consent of its Parent Company) to enter into and to perform this Agreement and that this Agreement is executed by a duly authorised representative; and

(iii)	the fulfilment of its obligations hereunder will not constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority; and

(iv)
all material and necessary or appropriate governmental, public or private consents, permissions, agreements, licences or authorisations to which it is subject have been or will be obtained prior to the Service Commencement Date; and

(v)	the execution, delivery and performance of this Agreement shall not violate or conflict with;

•	any provision of the by-laws, articles of incorporation or other similar statutory instrument of either party; or

•	any law, judgment or order applicable to either party; or

•	any material agreement, restriction or obligation to which either party is subject or which constitutes a default under any such agreement, restriction or obligation.

10	LIABILITY

10.1
Both Parties accept liability for death or personal injury resulting from its own negligence or that of its employees, sub-contractors or agents or for proven fraud of the relevant party or of its employees or agents acting in the course of their duties.

10.2
The Company warrants that it will provide the Service to the Customer in accordance with the terms of this Agreement.  All other conditions, warranties, terms, undertakings and obligations express or implied by statute (including, without limitation, those of satisfactory quality or of fitness for a particular purpose (even if that purpose is made known expressly or by implication to the Company), common law, custom, trade usage or otherwise and all liabilities (if any) are excluded.

10.3
The Company does not guarantee the continuing availability of the Service. The Company will be responsible as described in this Agreement if a Service is not provided in accordance with the terms of this Agreement. The Company’s only obligation and the Customer’s only remedy in the event of a Service Interruption will be the right to claim Service Credits pursuant to Clause 7 and the right to terminate the Agreement pursuant to Clause 12.10.

10.4	Neither party shall be liable to the other party in contract, tort (including negligence) or otherwise for any:

(a)	loss of business; loss of data; loss of profits; loss of goodwill; loss of anticipated savings even when advised of the possibility; loss of revenue or;

(b)	any indirect or consequential losses, liabilities or costs.

10.5	Subject to Clause 10.6 and 10.7 below both Parties accept liability in respect of damage to the other’s tangible property resulting from its or its employees' negligence up to an aggregate of *****.

10.6.
The Company’s liability in relation to Customer Equipment shall be limited to instances where damage is directly caused due to the Company’s negligence or wilful default up to a maximum aggregate liability per incident of *****.  In all other circumstances the Company shall not accept liability for damage caused to or by Customer Equipment.

10.7
The Company’s liability in relation to Company Equipment located at the Interface Point is limited to ***** in aggregate.  The Company shall not be liable for damage caused by the Company Equipment to the Customer’s buildings or property irrespective of how such damage is caused.

10.8
Other than in respect of Clauses 10.1, 10.4, 10.5, 10.6 and 10.7, either Party’s maximum aggregate liability in contract, tort, negligence or otherwise arising out of, or in connection with, this Agreement will be limited in aggregate to the greater of:

(a)	*****; or

(b)	the value of the Service Charges paid by the Customer in the twelve

(12) months preceding the incident which gave rise to the claim under this Agreement.

10.9	Notwithstanding the foregoing, nothing in this Clause 10 shall restrict or limit the Customer’s liability under Clause 5.

11.           DATA PROTECTION

Both Parties shall comply with the Data Protection Act 1998 and, where processing personal data on the other party’s behalf, shall process such data strictly in accordance with such other party’s instructions and put such operational and technological processes in place to safeguard against any unauthorised access, loss, destruction, theft, use or disclosure of the data.

12           TERMINATION

12.1	If either party:

(i)
being a company, has a petition presented for its winding up (which is not dismissed within fourteen (14) days of its service) or has a meeting convened to consider a resolution that it be wound up or such a resolution is passed (other than solely for solvent amalgamation or reconstruction) or has a petition presented for the appointment of an administrator or has a receiver or administrative receiver appointed over it or any of its assets or makes any proposal for a voluntary arrangement or any other composition scheme or arrangement with, or assignment for the benefit of, its creditors or is or becomes insolvent within the meaning of s123 Insolvency Act 1986; or

(ii)
being an individual (or if a firm or partnership, any of its partners or members), has a petition presented for his bankruptcy, or has a receiver appointed over his affairs, or makes any voluntary arrangement with his creditors or (in the case of a firm or partnership) proposes or has presented against it a petition for its dissolution; or

(iii)	in either case undergoes any analogous event in any jurisdiction where it is domiciled,

then the other party may terminate this Agreement by written notice to the other taking immediate effect.

12.2
The Customer acknowledges that the Company has entered into the Supply Agreement with the Satellite Provider under which the Satellite Provider has agreed to provide the Company with access to the Digital Capacity for the purposes of providing the Service to the Customer. The Customer further acknowledges that the Company’s use of the Digital Capacity thereunder is subject at all times to the continuing approval of both the Satellite Provider and the Government of France. The Customer therefore agrees that if any such approval is revoked or withheld by the Satellite Provider or the Government of France for any reason so that the Company can no longer access and use the Digital Capacity to provide the Service to the Customer, then this Agreement shall terminate automatically and the Company and the Customer shall be discharged from all further obligations to each other with effect from the date of such termination.

12.3
Either party shall be entitled to terminate this Agreement at any time in the event of the other party being in material breach of any term of this Agreement and, if such breach is capable of remedy, failing to remedy such breach within thirty (30) days of receiving written notice from the non-breaching party that refers to this Clause 12.3 and specifies the breach and the remedial action required.

12.4	This Agreement shall terminate at the end of the Service Period unless either party terminates prior to that date pursuant to a provision of this Agreement.

12.5
The Company may terminate this Agreement without liability in the event that the Satellite Provider terminates the Supply Agreement provided that such termination is not caused by any act or omission of the Company.

12.6
The Company may terminate this Agreement on seven (7) days prior written notice in the event that the Customer has failed to pay the Company any Service Charge or any other sum due under this Agreement in full without set off or deduction by its due payment date and such default has not been remedied within ten (10) days of the date of issue of a written notice from the Company requesting immediate payment of the overdue amount.

12.7	The Customer shall have a one time right to terminate this Agreement on the first anniversary of the Service Commencement Date subject to 3 months prior written notice.

12.8
The Customer may only exercise the termination right In Clause 12.7 above in the event that all of the Customers liabilities and Service Charges due under this Agreement are paid in full without set off or deduction up to the date of termination.

12.9
The Customer may terminate this Agreement immediately upon notice to the Company in the event that in accordance with Clauses 4.2.1 or 4.2.2 a change is made by the Satellite Provider to the Satellite or Transponder on which the Digital Capacity is made available and such change has a material adverse effect on the provision of the Service. For the avoidance of doubt such change shall be considered to be materially adverse if the new Satellite or Transponder on which the Digital Capacity is made available operates with a Equivalent Isotropic Radiated Power (“EIRP”) which is more than 2 dBW lower than the EIRP of the Digital Capacity for more than three (3) locations as indicated in Schedule 6 Part C.

12.10	The Customer may terminate this Agreement:

(i)	immediately in the event that a single Service Interruption exists for more than forty eight (48) hours;

(ii)	if the aggregate of all Service Interruptions of more than thirty (30) minutes exceeds twenty four (24) hours in any month; or

13           CONSEQUENCES OF TERMINATION

13.1	Upon termination of this Agreement for any reason the Customer will immediately cease to use the Service.

13.2	If the Service is terminated by the Company pursuant to Clauses 12.1 or 12.3 or by the Customer other than in accordance with Clause 12 all of the Service Charges that would have become due from the Customer pursuant to this Agreement if the Service had not been so terminated shall become immediately due and payable by the Customer, less an allowance for accelerated payment of five (5)  per cent per annum. Such payment will be made by the Customer by way of liquidated and ascertained damages and the amount of such payment is accepted by the Parties as being a genuine pre-estimate of the net losses likely to be suffered by the Company in the event of the Agreement being so terminated.

13.3	On termination of this Agreement for any reason,

(a)	any sums due to the Company shall become immediately payable by the Customer without set-off or deduction;

(b)	the Company shall provide the Customer with:

(i)	a refund for any outstanding Service Credits allowed pursuant to Clause 7; and

(ii)	a refund of any Service Charges paid in advance by the Customer under Schedule Two for periods after the termination date of this Agreement during which Service will no longer be provided,

less any sums due from the Customer to the Company; and

(c)	either party shall at its cost immediately deliver up any property belonging to the other party which it has no contractual right to retain.

13.4
The provisions of this Agreement which either expressly or by implication have effect after the termination of this Agreement shall continue to be enforceable by the Parties notwithstanding such termination.

14           CONFIDENTIALITY

14.1
"Confidential Information" means information disclosed by one party (the "Disclosing Party") to the other (the "Receiving Party") to the extent that such information is designated as such by the Disclosing Party in writing or relates to the Satellite Provider and/or the business affairs, developments, trade secrets, know-how, personnel, customers or suppliers of the Disclosing Party or such information may reasonably be regarded as the confidential information of the Disclosing Party.

14.2	The Receiving Party undertakes that:

(i)
it (and any person employed or engaged by it in connection with this Agreement in the course of such employment or engagement) shall use Confidential Information of the Disclosing Party only for the purposes of this Agreement and shall not disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party; and

(ii)
it shall take all necessary precautions to ensure that all Confidential Information is treated as confidential and is not disclosed (save as aforesaid) or used other than for the purposes of this Agreement.

14.3	Neither the Customer nor any person engaged by it whether as an employee, servant, agent or sub-contractor shall use the Confidential Information for the solicitation of business from the Company.

14.4
Each party undertakes to the other to take all such steps as shall from time to time be necessary to ensure compliance with the provisions of Clauses 14.2 and 14.3 by its employees agents consultants and sub-contractors.  For the avoidance of doubt, the Receiving Party acknowledges that the Disclosing Party may require and the Receiving Party shall procure undertakings as to confidentiality directly from its employees in terms no less onerous than the terms contained in this Clause 14.

14.5	Neither party shall advertise or publicly announce its involvement in the Agreement without the prior written consent of the other party.

14.6	The Receiving Party may disclose information:

(i)	pursuant to a duty imposed by law or the requirements of a regulatory authority or to obtain or maintain a stock exchange listing but only to the extent so required; and

(ii)	to give proper instructions to any professional adviser under an obligation to keep such Confidential Information confidential.

14.7	Confidential Information shall not include, and the obligations contained in this Clause 14 shall not apply, in respect of information:

(i)	which was in the public domain at the time of disclosure;

(ii)	which, though originally Confidential Information, subsequently falls into the public domain through no fault of the Receiving Party;

(iii)
independently developed by the Receiving Party or its employees or agents where such party can show it has no access to that information as Confidential Information of the Disclosing Party received under this Agreement; or

(iv)
lawfully in the possession of the Receiving Party at the time of receipt which is subsequently lawfully received from a third party not under an obligation of confidentiality to the Disclosing Party in respect of that information.

14.8
Without prejudice to the generality of Clause 14.7 (i)-(iv) above, information shall not be deemed to be in the public domain by reason only that it is known to only a few of those people to whom it might be of commercial interest and a combination of one or more items of Confidential Information with information in the public domain shall not cause such Confidential Information to be deemed to be in the public domain.

14.9	The obligations contained in this Clause 14 shall continue in force notwithstanding termination of this agreement howsoever occasioned.

15	ASSIGNMENT AND SUBCONTRACTING

15.1
Neither party shall assign any of its rights or other benefits or obligations under this Agreement without the prior written approval of the other party which shall not be unreasonably withheld or delayed.

15.2	The Company may subcontract or delegate the provision of the Service in whole or in part provided the Company obtains the Customer’s consent

(which shall not be unreasonably delayed or withheld) in which case the Company shall remain primarily liable to fulfil the obligations which it has accepted pursuant to this Agreement.

16	FORCE MAJEURE

16.1
Neither party shall be liable for any loss or damage suffered or incurred by the other arising from the other party’s delay or failure to fulfil or otherwise discharge any of its obligations under this Agreement to the extent that such delay or failure is caused by any cause or circumstance beyond its reasonable control including, but not limited to acts of God, inclement weather, fire, flood, drought, lightning, acts of the party’s contractors or suppliers; natural catastrophe; acts of central or local Government or international or national regulatory authority; national emergencies; riots; war; solar disturbances; sun outages; externally caused interference including rain fade; Satellite component failure including failure or interruption of Satellite propulsion, electrical or other common systems; degradation of the Satellite not within the reasonable control of either of the Parties and the withdrawal by the Satellite Provider  of access to the Digital Capacity on the Satellite (“the Force Majeure Event”). The Customer shall not be required to pay the Service Charges during the period of a Force Majeure Event.

16.2
The party seeking to rely on a Force Majeure Event shall as soon as is reasonably practicable after first becoming aware of the circumstances which gave rise to the Force Majeure Event give full particulars in writing to the other party, including, but not limited to, an estimate as to the length of time the Force Majeure Event may continue and the facts and circumstances giving rise to the Force Majeure Event (the “Force Majeure Notice”) and shall take reasonable steps to mitigate the effect of such Force Majeure Event.  If a Force Majeure Event persists for a continuous period of one (1) month, then either party shall have the right to terminate this Agreement forthwith upon written notice to the other, such termination shall be deemed effective on and from the date of issue of the Force Majeure Notice.

17	NOTICES

17.1
Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand to or sent by first class post or by electronic or facsimile transmission (such electronic or facsimile transmission to be confirmed by letter posted within twelve (12) hours) to the Company Secretary if to the Company at the address of the receiving party set out in this Agreement if to the Customer at Aquis House, Station Road, Hayes, Middlesex UB3 4DX or to any other address notified by the relevant party from time to time.

17.2
Any notice addressed as provided in Clause 17.1 shall be deemed to have been given or made on the second Working Day after posting if sent by first class post, upon delivery if delivered by hand and if sent by electronic mail or facsimile transmission on the next Working Day after the date of transmission provided the sender retains a receipt of electronic mail or the facsimile machine produces a report showing successful transmission to the correct facsimile number.

18           WAIVER

18.1	No terms or conditions hereof shall be deemed waived and no breach or default excused unless such waiver or excuse shall be in writing and signed by the issuing party.

19           SEVERANCE

19.1
If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect.

20           NO AGENCY

20.1
The Company, in providing the Services to the Customer, is acting only as an independent contractor.  Nothing in this Agreement is intended to or shall operate to create a partnership between the Parties, or to authorise either party to act as an agent for the other.  Neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way.  This includes, but is not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power.

21           ENTIRE AGREEMENT

21.1
This Agreement constitutes the entire legal and contractual relationship between the Parties relating to the subject matter of this Agreement and except in the case of any fraudulent misrepresentation made by either party in connection with the subject matter of this Agreement and/or save as may be expressly referred to or referenced in this Agreement, supersedes all prior or contemporaneous agreements or representations, written or oral with respect to this Agreement and its subject matter.

22           DISPUTE RESOLUTION PROCEDURE

22.1
Any question or difference which may arise concerning the construction meaning or effect or any matter which arises out of or in connection with this Agreement shall in the first instance be referred to the nominated representatives of the Company and the Customer for discussion and resolution at a meeting convened for that purpose.  The meeting shall take place as soon as reasonably possible and, in any event, within twenty one (21) days of such referral. If the matter is not resolved at this meeting, the escalation will continue through two (2) more levels of management as soon as reasonably possible and, in any event, within a further twenty one (21) days.  If the unresolved matter is having a serious effect on the performance of this Agreement the Parties will use reasonable endeavours to reduce the time for completion of the process.

22.2
Neither party may initiate any legal action until this process has been completed, unless such party has reasonable cause to do so to avoid damage to its business or to protect or preserve any right of action it may have, including without limitation to seek injunctive relief in respect of any breach of its intellectual property rights or similar proprietary rights.

22.3	If the dispute is not resolved by escalation in accordance with Clause 22.1 above either party may seek resolution of the dispute through the courts in accordance with Clause 24.

23           VARIATION

23.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties.

24           LAW AND JURISDICTION

24.1
This Agreement shall be governed by and construed and interpreted in accordance with English law and without prejudice to Clause 22 (dispute resolution procedure) the Parties hereby submit to the exclusive jurisdiction of the English courts.

25           CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

25.1
A person or body who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any terms of this Agreement but this does not affect any rights or remedies of a third party which exist or are available apart from that Act.

26           CUMULATIVE REMEDIES

26.1	The rights and remedies of the Company under this Agreement are cumulative and without prejudice and in addition to any rights or remedies which the Company may have at law or in equity.

AS WITNESS the hands of the Parties the day and year first before written

Signed for and on behalf of ARQIVA LIMITED by

Signed:	/s/ B. Woolston

Print Name:	B. Woolston

Title:	Commercial Director

Date:	24/3/10

Signed for and on behalf of ARQIVA LIMITED by

Signed:	/s/ Julian M. Portman

Print Name:	J. M. Portman

Title:	Divisional FD

Date:	23/3/10

Signed for and on behalf of SATELLITE TELEVISION INTERNATIONAL B.V. by:

Signed:	/s/ Andrew D. Wren

Print Name:	Andrew D. Wren

Title:	Director

Date:	17 March 2010

SCHEDULE ONE

SERVICE DESCRIPTION

1.             SERVICE OVERVIEW

1.1	General

The Company will supply Customer with;

1.1.1	Reception of the Service in accordance with Schedule Five.

1.1.2	Multiplexing for one Channel.

1.1.3	Uplink of that Channel to the Transponder to meet the requirements of Schedule Six.

1.2	Digital Capacity

The Company will supply Customer with a digital satellite service within a high bandwidth multiplex in a DVB MCPC configuration, where the total user data rate assigned to Customer for the Channel shall be:

Description	Data rate
Private Spice	3Mbit/s which includes capacity for video, audio channel(s), data channels (if any), teletext, EPG, CA and service information data.

The Company may vary the overall multiplex symbol rate from time to time.

2.             TERM

Description	Service Commencement Date	Service Termination Date
Private Spice	1st November 2009	31st October 2014

The Service will be made available to the Customer 24 hours per day, seven days per week during the Service Period. From 1st October 2009 to 31st October 2009 the Service will be provided free for testing.

3.             SERVICE DESCRIPTION – KEY ELEMENTS

The Company shall provide the following Service elements:

3.1	Reception of the Service as detailed in Schedule Five.

3.2	Provision of access to the Digital Capacity to provide the Service.

3.3	Multiplexing on a fixed bit rate basis the above stream(s) into a single DVB multiplex.

3.5	Addition of DVB-S compliant Reed Solomon and FEC error correction, and QPSK modulation of an RF carrier by the Transport Stream at the Uplink Site.

3.6	Upconversion, amplification and uplink and provision of access to the Digital Capacity to provide the Service.

4.             SERVICE DESCRIPTION – ANCILLARY ELEMENTS

4.1	Uplink Management and Control

4.1.1	Monitoring of technical parameters of Service, including BER on the Connectivity and EIRP on the uplink as necessary.

4.1.2	Measurement and logging from time to time of C/N and/or C/No on downlinked signal.

4.1.3	Visual monitoring of all off air programmes within multiplex.

4.1.4	Detailed measurement of vision, audio and data signals as required from time to time.

4.2	Maintenance and Fault Repairs

4.2.1
Faults will be reported to and logged by the MCR.   Details of the nature of  the fault will be recorded.   Fault analysis and engineer call-out will be co-ordinated from the MCR to ensure continuity until the fault is cleared.

4.2.2	Maintenance of the Uplink system is 365 days per year, and all maintenance will be by the Company approved personnel or those of an authorised maintainer.

4.2.3	Where the Company is responsible for a Service outage the Company will issue an incident report. The target time for delivery of the incident report is one (1) Working Day.

5.             SERVICE PARAMETERS

5.1	Encoding and Multiplexing

Multiplexing of the ASI signal into the DVB Mux

5.2	Uplink

All parameters will be in compliance with DVB-S parameters and the Satellite Provider’s requirements, and in particular, the details set out in Schedule Six.

5.3	DVB parameters

Multiplexer Transport Stream Rate:	38 Mbits to 42 Mbits
Satellite Inner Coding:	DVB-S Reed Solomon 188, 204
Satellite FEC:	One of the following DVB compliant FEC rates will be applied to the multiplex transport stream ½, 2/3, ¾, 5/6 or 7/8
Satellite Modulation:	QPSK (as per DVB-S standard)
Uplink Symbol Rate:	27.5 MSym or 29.9 MSym

SCHEDULE TWO

COMMERCIAL TERMS

1.             Payments

Customer shall pay the following Service Charges for the duration of the Service Period:

1.1	***** per annum with respect to the provision of the Service

1.2	*****

2.             Deposit

*****

3.             Payment Schedule

The Service Charge will be payable monthly in advance, with effect from the Service Commencement Date, the amount(s) due being one twelfth of the annual Service Charges set out in paragraph 1 above. The Company shall invoice for such charges no later than thirty (30) days in advance of the month to which they relate. The due date for payment by the Customer shall be fourteen (14) days before the start of the month to which the payment relates. Any sum falling due on a day which is not a Business Day shall be payable on the immediately preceding Business Day.

4.             VAT

All sums payable under this Agreement are exclusive of VAT or any other taxes which may be applicable, or become applicable at any time. Any such charges will be payable by the Customer upon receipt of a VAT invoice in due form.

SCHEDULE THREE

THE CUSTOMER EQUIPMENT

Authorised viewing cards for the television channel carried by the Service; quantity 4

SCHEDULE FOUR

CONTACT DETAILS

1.             THE COMPANY :

Notice Address:

Director of Legal Services
Arqiva Limited
Chalfont Grove
Narcot Lane
Chalfont St Peter
Bucks SL9 8TW
United Kingdom

Bank details:

*****

Contact Details:

*****

2.             The Customer:

Notice Address & Billing Address:

Aquis House
Station Road
Hayes
Middlesex
UB3 4DX

Customer Contact Details:

Account	Madhurika Walsh
Payments
Operational	Ian Nile

SCHEDULE FIVE

THE INTERFACE SPECIFICATION AND CONNECTIVITY

The Customer shall present the Content as follows:

Interface Point:	DMC, Amsterdam (Rack no Rack locations are D19 and D20).

Presentation standard:
a pre-encoded and encrypted 3Mbit/s ASI feed conforming to television and video standards ITU-R BT.601 and ITU-R BT.656 and to audio standard AES 3 1992, the audio signals to be embedded.  The service to carry one PAL video signal and one stereo audio signal.

SCHEDULE SIX

THE SATELLITE AND TRANSPONDER

A.  Satellite Details

1. Satellite	:	Hot Bird 8

2. Orbital position	:	13.0 degrees East

3. Degree of protection	:	Non-Preemptible

4. Downlink frequency range	:	10.70 GHz – 12.75 GHz

5. Uplink frequency range	:	12.90 GHz – 18.40 GHz

B.  Orbital Position and Transponder Bandwidth

The satellite providing the allotted capacity shall be maintained by the Satellite Provider within ± 0.1 degrees of its nominal longitude position and shall be kept such that the maximum angle between the equatorial plane and the orbital plane shall not exceed ± 0.1 degrees.

C.  Transponder Details

1. Transponder number	:	111

2. Uplink polarisation	:	Vertical

3. Downlink signal frequency	:	10722.88 MHz

4. Downlink polarisation	:	Horizontal

5. Uplink EIRP	:	71.73dBW

6. Downlink EIRP	:	50.5 dBW at beam center

Table 1 gives the minimum available satellite EIRP that will be provided towards certain defined locations within the transmit coverage area for the whole transponder exploited with a single carrier at the transponder centre frequency.

Table 1

Hot Bird™ 8 at 13° East

Transmit Coverage

List of Locations and their minimum available EIRP Values

Location		EIRP (dBW)
London, United Kingdom	51°30'N 00°10'W	50
Paris, France	48°52'N 02°20'E	50
Roma, Italy	41°54'N 12°29'E	50
Madrid, Spain	40°24'N 03°41'W	50
Berlin, Germany	52°31'N 13°22'E	50
Sevilla, Spain	37°23'N 05°59'W	49
Palermo, Italy	38°07'N 13°22'E	49
Ródhos, Greece	36°26'N 28°13'E	49
Eskinsehir, Turkey	39°46'N 30°32'E	49
Kijev, Ukraine	50°26'N 30°31'E	49

D.  Satellite Provider

  The Satellite Provider is:

  Eutelsat